EXHIBITS 5.1 and 23.1

Porter Wright

Morris & Arthur LLP

41 South High Street

Suites 2800-3200

Columbus, Ohio 43215-6194

Direct: 614-227-2059

Fax:  614-227-2100

Toll free:  800-533-2794

www.porterwright.com

CINCINNATI

CLEVELAND

COLUMBUS

DAYTON

NAPLES

WASHINGTON, DC

May 7, 2024

Inuvo, Inc.

500 President Clinton Boulevard, Suite 300

Little Rock, AR 72201

Ladies and Gentlemen:

We have acted as counsel for Inuvo, Inc., a Nevada corporation (the “Company”), in connection with the registration of the offer and sale of up to $15,000,000 of shares (the “Shares”) of the Company’s common stock, $0.001 par value per share, pursuant to the Company’s registration statement on Form S-3 (File No. 277878), filed on March 13, 2024 and declared effective by the Securities and Exchange Commission on May 1, 2024 (the “Registration Statement”).

The offering and sale of the Shares are being made pursuant to an At The Market Offering Agreement (the “Offering Agreement”) dated as of the date hereof by and between the Company and H.C. Wainwright & Co., LLC.

We have examined copies of the Offering Agreement, the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares, which prospectus supplement is dated as of the date hereof and has been or will be filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933 (the “Act”). We have also examined instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Offering Agreement, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited solely to: (i) the federal laws of the United States of America; and (ii) Chapter 78 of the Nevada Revised Statutes on Private Corporations (including the statutory provisions and all applicable provisions of the Nevada Constitution and the reported judicial cases interpreting those laws), in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein. Our opinions are limited to those expressly set forth herein, and we express no opinions by implication.

May 7, 2024

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur that could affect the opinions contained herein.

We hereby consent to your filing of this opinion as exhibits the Company Quarterly Report on Form 10-Q filed on or about the date hereof for incorporation into the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Porter Wright Morris & Arthur LLP

PORTER WRIGHT MORRIS & ARTHUR LLP